Exhibit 99.1
Tenet Advances Portfolio Transformation and Previews Strong 2023 Results
Tenet completes sale of three South Carolina hospitals and announces the sale of four Orange County and Los Angeles County hospitals and related operations.

DALLAS -- February 1, 2024 --Tenet Healthcare Corporation (NYSE: THC) today announced that it has completed the sale of three of its hospitals and related operations in South Carolina to Novant Health for approximately $2.4 billion. Tenet also announced it has entered into a definitive agreement with UCI Health for the sale of four Tenet hospitals and related operations in Orange County and Los Angeles County, California for approximately $975 million in cash. In addition, Tenet announced that it expects to exceed the high end of its latest FY23 Adjusted EBITDA Outlook range included in its third quarter 2023 earnings release.

Tenet completed the sale of its three South Carolina hospitals and related operations to Novant for approximately $2.4 billion in cash (after-tax proceeds of approximately $1.750 billion). The completed South Carolina transaction includes Coastal Carolina Hospital, Hilton Head Hospital, East Cooper Medical Center, affiliated physician practices, and other related hospital operations. Tenet’s Conifer Health Solutions subsidiary has entered an expanded fifteen-year contract to provide comprehensive revenue cycle management services for these operations.

Additionally, Tenet has entered into a definitive agreement with UCI Health for the sale of four Tenet hospitals and related operations in Orange County and Los Angeles County. The agreement – which follows the approval of the University of California Board of Regents – is for approximately $975 million (after-tax proceeds of approximately $800 million). The transaction will include Fountain Valley Regional Hospital, Lakewood Regional Medical Center, Los Alamitos Medical, Placentia-Linda Hospital, and other related operations. Tenet will retain net working capital related to pre-closing operations and Conifer Health Solutions will continue to provide revenue cycle management services through the transition.

“Our four hospitals have provided high-quality care for Orange County and Los Angeles County residents for over 50 years,” said Saum Sutaria, M.D., Chairman and CEO, Tenet Healthcare. “UCI Health is an innovative academic health system with a deep commitment to enabling accessibility to world-class, academic medicine closer to home. Integrating these hospitals into their system will meaningfully enhance access to the benefits of university medicine.”

For the year ended December 31, 2023, the four hospitals and related operations included in the sale generated revenues of approximately $1 billion, pre-tax income of approximately $29 million and Adjusted EBITDA of approximately $71 million, excluding interest expense of approximately $3 million, and depreciation and amortization expense of approximately

$39 million. The Company estimates recording a pre-tax book gain of approximately $500 million as a result of this anticipated transaction.

The transaction is expected to be completed in the spring of 2024, subject to customary regulatory approvals, clearances, and closing conditions.

In addition, Tenet estimates that as a result of the pre-tax book gains from these two transactions, the Company’s income tax expense would be favorably impacted in 2024 by approximately $190 million due to a reduction in interest expense limitations. Collectively, these transactions will also support Tenet’s objective of reducing leverage.

Although Tenet’s financial statement close process is not yet fully completed, the Company currently estimates that its Adjusted EBITDA for the year ended December 31, 2023, will be above the high end of its current Adjusted EBITDA guidance range after normalizing for the recognition of $52 million aggregate pre-tax income in the fourth quarter associated with Medicaid supplemental revenue program adjustments in California and Texas. The results were driven, among other things, by strong surgical growth at United Surgical Partners International (USPI).

“Our team continues to deliver consistently strong results, driven by Tenet’s data-driven and disciplined operating model,” said Sutaria. “We look forward to providing more details on our performance when we announce our complete fourth quarter and full year results on February 8, 2024.”

The Company’s actual results for the year ended December 31, 2023 may differ from such preliminary estimates and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. Accordingly, you should not place undue reliance on these estimates.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Our care delivery network includes United Surgical Partners International, the largest ambulatory platform in the country, which operates or has ownership interests in more than 480 ambulatory surgery centers and surgical hospitals. We also operate 58 acute care and specialty hospitals, approximately 160 other outpatient facilities, a network of leading employed physicians and a global business center in Manila, Philippines. Our Conifer Health Solutions subsidiary provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers, and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

Non-GAAP Financial Measures

The Company has not finalized all the data to be able to reconcile certain forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures without unreasonable efforts due to uncertainty in predicting certain items. Reconciliations of non-GAAP measures, such as Adjusted EBITDA, to the most comparable GAAP measures and management’s reasoning for using them are included in the Company’s earnings press release dated October 30, 2023, which is available on the investor relations section of the Company’s website at www.tenethealth.com/investors. Investors are encouraged to read these detailed financial disclosures and reconciliations.

Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

Investor Contact
Will McDowell
469-893-2387
William.McDowell@tenethealth.com

Media Contact
Robert Dyer
469-893-2640
mediarelations@tenethealth.com